EXHIBIT 8

                                  Law Offices
                               ALTHEIMER & GRAY
                                  Suite 4000
                             10 South Wacker Drive
                           Chicago, Illinois  60606
                                (312) 715-4000


                                   November 6, 1996


New Plan Realty Trust
1120 Avenue of the Americas
New York, New York  10036

Gentlemen:

     This opinion is delivered to you in connection with a public offering of Debt Securities, Preferred Shares, Depositary Shares, Common Shares, Warrants and Rights having an aggregate offering price of up to $350,000,000 of New Plan Realty Trust (the "Trust") pursuant to the Trust's Registration Statement on Form S-3, as filed with the Securities and Exchange Commission.

     For purposes of this opinion:

     1. We have examined the Amended and Restated Declaration of Trust, as amended to date (the "Declaration of Trust"), of the Trust.

     2. We have prepared and sent to the Trust a memorandum setting forth the various rules and definitions relating to the qualification of the Trust as a real estate investment trust ("REIT") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

     3. We have relied, as to matters of fact necessary to this opinion, on certificates and representations of officers or employees of the Trust and of Coopers & Lybrand, independent public accountants of the Trust.

     4. We have been advised by the Trust that the Internal Revenue Service has completed tax audits of the Trust for taxable years 1973, 1974, and 1975 and has made no assertion that the Trust has not qualified as a REIT for any such years or any taxable year thereafter.

     5. We have reviewed the information in the Trust's Prospectus related to the above described offering (the "Prospectus") under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO THE TRUST OF ITS REIT ELECTION."

     6. We have made no independent investigation of the facts represented or set forth in any of the foregoing paragraphs of this letter and are relying for purposes hereof on said Declaration of Trust, certificates, representations and advice.

     Based on the foregoing, it is our opinion that, commencing with the Trust's taxable year which ended July 31, 1972, the Trust has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code.

     Norman M. Gold, a partner of this firm, is a Trustee of the Trust.

     We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the use of our name wherever appearing in such Registration Statement, including the Prospectus, and any amendment thereto.

                                   Very truly yours,


                                   /s/  Altheimer & Gray
                                   ALTHEIMER & GRAY